Exhibit 10.2
SECOND LOAN MODIFICATION AND FORBEARANCE AGREEMENT
     This Second Loan Modification and Forbearance Agreement (this “Loan Modification Agreement”) is entered into as of the Second Loan Modification Effective Date, by and between SILICON VALLEY BANK, a California corporation, with its principal place of business at 3003 Tasman Drive, Santa Clara, California 95054 and with a loan production office located at 380 Interlocken Crescent, Suite 600, Broomfield, Colorado 80021 (“Bank”), and ENERGY FOCUS, INC., a Delaware corporation, formerly known as Fiberstars, Inc., a Delaware corporation, with offices located at 32000 Aurora Road, Solon, Ohio 44139.
1. DESCRIPTION OF EXISTING INDEBTEDNESS AND OBLIGATIONS. Among other indebtedness and obligations which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to a loan arrangement dated as of October 27, 2008, evidenced by, among other documents, a certain Second Amended and Restated Loan and Security Agreement dated as of October 27, 2008 between Borrower and Bank, as amended by a certain First modification and Forbearance Agreement dated as of January 31, 2009 between Borrower and Bank (the “First Amendment”, and as may be further amended from time to time, the “Loan Agreement”). Capitalized terms used but not otherwise defined herein shall have the same meaning as in the Loan Agreement.
2. DESCRIPTION OF COLLATERAL. Repayment of the Obligations is secured by the Collateral as described in the Loan Agreement and as described in a certain Intellectual Property Security agreement between borrower and Bank, as ratifies and reaffirmed by a certain Reaffirmation of Intellectual Property Security Agreement dated as of October 27, 2008 between Borrower and Bank (collectively, the “IP Agreement”, and together with any other collateral security granted to Bank, the “Security Documents”).
     Hereinafter, the Security Documents, together with all other documents evidencing or securing the Obligations shall be referred to as the “Existing Loan Documents”.
3. ACKNOWLEDGMENT OF DEFAULTS. Borrower acknowledges and agrees that certain Defaults and Events of Default have occurred under the Loan Agreement by virtue of Borrower’s failure to comply with the minimum Tangible Net Worth covenant contained in Section 6.9(a) of the Loan Agreement for the compliance periods ended on November 30, 2008 and December 31, 2008 (the “Prior Defaults”). Bank is currently forbearing from enforcing its rights and remedies under the Loan Agreement due to the Prior Defaults. In addition. Borrower failed to comply with the minimum Tangible Net Worth covenant set forth in Section 6.9(a) for the compliance periods ended January 31, 2009, February 28, 2009, March 31, 2009 and April 30, 2009 (the “Additional Defaults”, and together with the Prior Defaults, the “Existing Defaults”).
4. DESCRIPTION OF CHANGE IN TERMS.
A.	Modifications to Loan Agreement.
1	The Loan Agreement shall be amended by deleting the following text appearing in Section 2.3(a) thereof in its entirety:
“(a) Interest Rate; Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to the aggregate of the Prime Rate plus one and one-half percentage point (1.50%), which interest shall be payable monthly.”

and inserting in lieu thereof the following:

“(a) Interest Rate; Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to (i) from the Second Loan Modification Effective Date through and including June 30, 2009, the aggregate of the Prime Rate plus one and one-half percentage point (1.50%); (ii) beginning July 1, 2009 through and including September 30, 2009, the aggregate of the Prime Rate plus two percentage points (2.00%); and (iii) beginning October 1, 2009 and thereafter, the aggregate of the Prime Rate plus three percentage points (3.00%), which interest shall in any event be payable monthly.”
2	The Loan Agreement shall be amended by deleting the following text appearing in Section 2.4(e) thereof in its entirety:
“(e) Collateral Monitoring Fee. A monthly collateral monitoring fee of Seven Hundred Fifty Dollars ($750.00), payable in arrears on the last day of each month; provided, however, that during any Streamline Period, the collateral monitoring fee shall be $0.00 (in each case, the collateral monitoring fee will be prorated for any partial month); and”

and inserting in lieu thereof the following:

“(e) Collateral Monitoring Fee. A monthly collateral monitoring fee of Seven Hundred Fifty Dollars ($750.00), payable in arrears on the last day of each month (prorated for any partial month at the beginning and upon termination of this Agreement); and”
3	The Loan Agreement shall be amended by deleting the following text at the end of Section 6.2(a) in its entirety:
“Notwithstanding the foregoing, during a Streamline Period, provided no Event of Default has occurred and is continuing, Borrower shall be required to provide Bank with the reports and schedules required pursuant to clause (a)(i)(A) above on a monthly basis.”
4	The Loan Agreement shall be amended by deleting the following text appearing in Section 6.8 thereof in its entirety:
“6.8 Operating Accounts.

(a) Maintain its and its Subsidiaries’, if any, primary depository, operating accounts and securities accounts with Bank and Bank’s affiliates with all excess funds maintained at or invested through Bank or an affiliate of Bank, which accounts shall represent at least eighty-five percent (85%) of the dollar value of Borrower’s and such Subsidiaries accounts at all financial institutions.

(b) Provide Bank five (5) days prior-written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or its Affiliates. In addition,

for each Collateral Account that Borrower at any time maintains in the United States at financial institutions other than Bank, in an aggregate amount in excess of One Hundred Thousand Dollars ($100,000) at any time, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any such Collateral Account is maintained lo execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.”

and inserting in lieu thereof the following:

“6.8 Operating Accounts.

(a) Maintain all of its and its Subsidiaries domestic depository, operating accounts and securities accounts with Bank, with all excess funds maintained at or invested through Bank.

(b) Provide Bank five (5) days prior-written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.”
5	The Loan Agreement shall be amended by deleting the following text appearing in Section 6.9 thereof in its entirety:
“6.9 Financial Covenants.

Borrower shall maintain at all times, to be tested as of the last day of each month, on a non-consolidated basis determined by Bank from Borrower’s unconsolidated balance sheet:

(a) Tangible Net Worth. From the monthly period ended September 30, 2008 through and including the monthly period ending December 31, 2008, a Tangible Net Worth of not less than Sixteen Million Dollars ($16,000,000), in each case increasing by (i) seventy-five percent (75%) of issuances of equity or seventy-five percent (75%) of the principal amount of Subordinated Debt issued or incurred by the Borrower after the Effective Date and (ii) seventy-five percent (75%) of Borrower’s unconsolidated net income. Increases in this Tangible Net Worth covenant based on consideration received from (a) the issuance of equity securities of Borrower and Subordinated Debt shall be effective as of the end of the fiscal month in which such consideration is received and (b) quarterly income shall be effective as of the end of each fiscal quarter, and shall continue effective thereafter.

Notwithstanding the foregoing, not later than December 31, 2008, Bank shall, after consultation with Borrower in its reasonable discretion, revise the Tangible Net Worth covenant described in clause (a) above for the period beginning January 1, 2009 and for each fiscal month thereafter.”

and inserting in lieu thereof the following:

“6.9 Financial Covenants.

Borrower shall maintain at all times, to be tested as of the last day of each month, on a non-consolidated basis determined by Bank from Borrower’s unconsolidated balance sheet:

(a) Tangible Net Worth. From the monthly period ended September 30, 2008 and for each monthly period thereafter, a Tangible Net Worth of not less than Sixteen Million Dollars ($16,000,000), in each case increasing by (i) seventy-five percent (75%) of issuances of equity or seventy-five percent (75%) of the principal amount of Subordinated Debt issued or incurred by the Borrower after the Effective Date and (ii) seventy-five percent (75%) of Borrower’s unconsolidated net income. Increases in this Tangible Net Worth covenant based on consideration received from (a) the issuance of equity securities of Borrower and Subordinated Debt shall be effective as of the end of the fiscal month in which such consideration is received and (b) quarterly income shall be effective as of the end of each fiscal quarter, and shall continue effective thereafter.”
6	The Loan Agreement shall be amended by deleting the following definitions in Section 13.1 thereof, each in its entirety:
“Borrowing Base” is (a) seventy-five percent (75%) of Eligible Accounts other than Eligible ‘Early Buy’ Pool and Spa Accounts plus (b) the lesser of (X) fifty percent (50%) of Borrower’s cash at Bank or (Y) One Million Five Hundred Thousand Dollars ($1,500,000), plus (c) the lesser of (X) seventy-five percent (75%) of Eligible ‘Early Buy’ Pool and Spa Accounts or (Y) Five Hundred Thousand Dollars ($500,000), in each case as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing percentages and/or amounts in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect the value of the Collateral.

“Eligible ‘Early Buy’ Pool and Spa Accounts” means all of Borrower’s pool and spa accounts that are otherwise Eligible Accounts that are (a) pre-approved by Bank in writing and (b) due and payable ninety-one (91) to one hundred eighty (180) days from invoice date; provided, however, that Eligible ‘Early Buy’ Pool and Spa Accounts do not include pool and spa accounts that are not paid within the earlier of (X) thirty (30) days from the invoice due date or (Y) one hundred eighty (180) days from the invoice date.

“Liquidity Ratio” is, for any date of measurement, the ratio of (a) Borrower’s cash at Bank on such date; to (b) all outstanding Indebtedness owed by Borrower to Bank on such date.

“Revolving Line” is an Advance or Advances in an aggregate amount of up to Four Million Dollars ($4,000,000) outstanding at any time.

“Streamline Period” is any date in which Borrower’s Liquidity Ratio is greater than 2.50:1.00.”

and inserting in lieu thereof the following:

““Borrowing Base” is (a) seventy-five percent (75%) of Eligible Accounts, as determined by Bank from Borrower’s most recent Borrowing Base Certificate; provided, however, that Bank may decrease the foregoing percentage in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect the value of the Collateral.

“Revolving Line” is an Advance or Advances in an aggregate amount of up to Two Million Dollars ($2,000,000) outstanding at any time.”
7	The Loan Agreement shall be amended by inserting the following definition in Section 13.1 thereof, in appropriate alphabetical order:
““Second Loan Modification Effective Date” is the date indicated on the signature page to the Second Loan Modification and Forbearance Agreement entered into between Bank and Borrower.”
8	The Compliance Certificate appearing as Exhibit D to the Loan Agreement is hereby replaced with the Compliance Certificate attached as Exhibit B hereto.
5. FORBEARANCE BY BANK.
A.	In consideration of, among other things, Borrower’s compliance with each and every term of this Agreement, Bank hereby agrees to forbear from exercising its rights and remedies against the

Borrower as a result of the Existing Defaults until the earlier to occur of (i) a Default or an Event of Default under the Loan Agreement (with the sole exception of the Existing Defaults), (ii) the failure of Borrower to promptly, punctually, or faithfully perform or comply with any term or condition of this Agreement as and when required, it being expressly acknowledged and agreed that TIME IS OF THE ESSENCE, or (iii) 3:00 pm (Denver, Colorado time) on June 30, 2009 (the period commencing as of the date of the First Loan Modification Effective Date and ending on the earlier of (i), (ii) or (iii) above shall be referred to as the “Forbearance Period”).

B.	Borrower hereby acknowledges and agrees that nothing contained in this section or in any other section of this Agreement shall be deemed or otherwise construed as a waiver by Bank of the Existing Defaults or any other Default or Event of Default (whether now existing or hereafter arising) or of any of its rights and remedies pursuant to the Existing Loan Documents, applicable law or otherwise. This Loan Modification Agreement shall only constitute an agreement by Bank to forbear from enforcing its rights and remedies based upon the Existing Defaults upon the terms and conditions set forth herein. Upon the expiration of the Forbearance Period, the agreement of Bank to forbear as set forth in this Loan Modification Agreement shall automatically terminate and Bank may immediately commence enforcing its rights and remedies pursuant to the Existing Loan Documents, applicable law or otherwise, in such order and manner as Bank may determine appropriate.
6. TERMS OF FORBEARANCE.
A.	From and after the execution of this Loan Modification Agreement, Borrower agrees that Bank shall have no further obligation to make any Advances to Borrower, or to issue or provide any other extensions of credit of any kind to Borrower (as used herein and in the Loan Agreement, any Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit shall be referred to as a “Credit Extension”). Notwithstanding the foregoing, during the Forbearance Period and at the request of Borrower, Bank may, in its sole and absolute discretion, continue to make any Credit Extensions, subject in all events to the terms and conditions of this Loan Modification Agreement, the Loan Agreement (including but not limited to, all limitations imposed by the Borrowing Base and the Availability Amount) and the other Existing Loan Documents. Borrower covenants and agrees that if, in the sole and absolute discretion of Bank, Bank shall make any Credit Extensions during the Forbearance Period, such act shall not constitute (i) a waiver of any of the Existing Defaults, or of any other Default or Event of Default which may now exist or which may occur after the date of this Loan Modification Agreement under any of the Existing Loan Documents, or (ii) an agreement on the part of Bank to make any further extensions of credit of any kind to Borrower at a later date.

B.	At all times during the Forbearance Period Borrower shall comply with all terms and conditions contained in the Loan Agreement and other Loan Documents and shall continue to remit all regularly scheduled payments (including, without limitation, all principal, interest, fees, costs and other amounts) which may become due under the Existing Loan Documents, as and when such payments are due.
7. FEES. Borrower shall pay to Bank a forbearance fee equal to Four Thousand Dollars ($4,000.00), which fee shall be due on the date hereof and shall be deemed fully earned as of the date hereof. Borrower shall also reimburse Bank for all legal fees and expenses incurred in connection with the Existing Loan Documents and this Loan Modification Agreement.
8. RATIFICATION OF IP AGREEMENT. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of the IP Agreement, and acknowledges, confirms and agrees that said IP Agreement contains an accurate and complete listing of all Intellectual Property Collateral as defined in said IP Agreement, shall remain in full force and effect. Notwithstanding the terms and conditions of the IP Agreement, the

Borrower shall not register any Copyrights or Mask Works in the United States Copyright Office unless it: (i) has given at least fifteen (15) days’ prior-written notice to Bank of its intent to register such Copyrights or Mask Works and has provided Bank with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (ii) executes a security agreement or such other documents as Bank may reasonably request in order to maintain the perfection and priority of Bank’s security interest in the Copyrights proposed to be registered with the United States Copyright Office; and (iii) records such security documents with the United States Copyright Office contemporaneously with filing the Copyright application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank a copy of the Copyright application(s) filed with the United States Copyright Office, together with evidence of the recording of the security documents necessary for Bank to maintain the perfection and priority of its security interest in such Copyrights or Mask Works. Borrower shall provide written notice to Bank of any application filed by Borrower in the United States Patent Trademark Office for a patent or to register a trademark or service mark within thirty (30) days of any such filing.
9. RATIFICATION OF PERFECTION CERTIFICATE. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of October 27, 2008 executed by Borrower, and acknowledges, confirms and agrees the disclosures and information Borrower provided to Bank in the Perfection Certificate have not changed, as of the date hereof.
10. AUTHORIZATION TO FILE. Borrower hereby authorizes Bank to file UCC financing statements without notice to Borrower, with all appropriate jurisdictions, as Bank deems appropriate, in order to further perfect or protect Bank’s interest in the Collateral, including a notice that any disposition of the Collateral, by either the Borrower or any other Person, shall be deemed to violate the rights of the Bank under the Code.
11. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.
12. RATIFICATION OF LOAN DOCUMENTS. Borrower hereby ratifies, confirms, and reaffirms all terms and conditions of the Loan Agreement, the other Existing Loan Documents and all security or other collateral granted to the Bank, and confirms that the indebtedness secured thereby includes, without limitation, the Obligations.
13. NO DEFENSES OF BORROWER. Borrower hereby acknowledges and agrees that Borrower has no offsets, defenses, claims, or counterclaims against Bank with respect to the Obligations, or otherwise, and that if Borrower now has, or ever did have, any offsets, defenses, claims, or counterclaims against Bank, whether known or unknown, at law or in equity, all of them are hereby expressly WAIVED and Borrower hereby RELEASES Bank from any liability thereunder.
14. CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Obligations, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Obligations pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Obligations. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Obligations. It is the intention of Bank and Borrower to retain as liable parties all makers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker will be released by virtue of this Loan Modification Agreement.
15. RIGHT OF SET-OFF. In consideration of Bank’s agreement to enter into this Loan Modification Agreement, Borrower hereby reaffirms and hereby grants to Bank, a lien, security interest and right of set off as security for all Obligations to Bank, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Bank or any entity under the control of Silicon Valley Bank (including a Bank subsidiary) or in transit to any of them. At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Bank may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the loan. ANY AND ALL RIGHTS TO REQUIRE BANK TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.
16. JURISDICTION/VENUE. Borrower accepts for itself and in connection with its properties, unconditionally, the exclusive jurisdiction of any state or federal court of competent jurisdiction in the State of California in any action, suit, or proceeding of any kind against it which arises out of or by reason of this Loan Modification Agreement. NOTWITHSTANDING THE FOREGOING, THE BANK SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH THE BANK DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE THE BANK’S RIGHTS AGAINST THE BORROWER OR ITS PROPERTY.
17. CONFIDENTIALITY. Bank may use confidential information for the development of databases, reporting purposes, and market analysis, so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of the Loan Agreement.
18. COUNTERSIGNATURE. This Loan Modification Agreement shall become effective only when it shall have been executed by Borrower and Bank.
[The remainder of this page is intentionally left]

This Loan Modification Agreement is executed under the laws of the State of California as of the Second Loan Modification Effective Date.

BORROWER:			BANK:

ENERGY FOCUS, INC.			SILICON VALLEY BANK

By:	/s/ Nicholas G. Berchtold		By:

	Name:	Nicholas G. Berchtold	Name:

	Title:	VP Finance and CFO	Title:

Second Loan Modification Effective Date: June 12, 2009
[Second Loan Modification and Forbearance Agreement Signature Page]